Exhibit 1

FOR IMMEDIATE RELEASE – CALGARY, ALBERTA – OCTOBER 19, 2004

BAYTEX ENERGY TRUST ANNOUNCES APPROVAL OF
DIVIDEND REINVESTMENT PLAN

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES.  ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAW.

Baytex Energy Trust (TSX-BTE.UN) (the “Trust”) announces that it has received all necessary regulatory approvals, effective October 18, 2004 in respect of its distribution reinvestment plan (the “DRIP Plan”).  Furthermore, the DRIP Plan is available for the November distribution to be paid on November 15th 2004, to Unitholders of record on October 29, 2004.

The DRIP Plan provides eligible Unitholders of trust units the advantage of accumulating additional trust units by reinvesting their cash distributions paid by the Trust.  The cash distributions will be reinvested at the discretion of Baytex, either by acquiring trust units issued from treasury at 95% of the Average Market Price (which is the weighted average trading price of trust units on the Toronto Stock Exchange for the period commencing on the second business day after the distribution record date and ending on the second business day immediately prior to the distribution payment date, such period not to exceed 20 trading days) or by acquiring trust units at prevailing market rates.  No commission, service charges or brokerage fees are payable by participants in connection with trust units acquired under the DRIP Plan.

The DRIP plan is presently available to Canadian registered holders.  Residents of the United States may not participate in the DRIP Plan.

Detailed information about the DRIP Plan and enrolment forms can be obtained from Baytex by contacting Investor Relations at 403-269-4282 (toll free 1-800-524-5521) or from the Baytex website at www.baytex.ab.ca.  Information and enrolment forms are also available from Valiant Trust Company at Suite 310, 606 - 4th Street S.W. Calgary, AB  T2P 1T1 Attention:  Manager, Income Trusts (403) 233-2801 or facsimile:  (403) 233-2857.

Baytex is a conventional oil and gas income trust focused on maintaining its production and asset base through internal property development and delivering consistent returns to its unitholders.  Trust units of Baytex are traded on the Toronto Stock Exchange under the symbol BTE.UN.

For further information please contact:

Baytex Energy Trust
Ray Chan, President & C.E.O.	Telephone: (403) 267-0715
Dan Belot, Vice-President, Finance & C.F.O.	Telephone: (403) 267-0784

Toll Free Number: 1-800-524-5521
Website: www.baytex.ab.ca